Exhibit 3.99

STATE OF IOWA

ARTICLES OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 490A.304

OF THE IOWA LIMITED LIABILITY COMPANY ACT

Filed: March 8, 2006

1. The date on which the converting entity was first incorporated in the State of Iowa is May 9, 1983.

2. The name of the converting entity immediately prior to the filing of these Articles of Conversion is Burlington Coat Factory Warehouse or Des Moines, Inc.

3. The name of the limited liability company is Burlington Coat Factory of Iowa, LLC.

4. The future effective date of the conversion is April 2, 2006. In addition, the future effective time of the merger on such date is 12:01 Eastern Standard Time for accounting purposes only.

*****

BURLINGTON COAT FACTORY WAREHOUSE OF DES MOINES, INC.

/s/ Paul Tang
Executive Vice President

ARTICLES OF ORGANIZATION OF

BURLINGTON COAT FACTORY OF IOWA, LLC

Filed: March 8, 2006

FIRST: The name for the limited liability company (the “company”) is Burlington Coat Factory of Iowa, LLC.

SECOND: The street address of the company’s initial registered office and the name of the company’s initial registered agent at that office are Corporation Service Company, 729 Insurance Exchange Building, Des Moines, Iowa 50309.

THIRD: The street address of the company’s principal office within or without the State of Iowa is 1830 Route 130, Burlington, NJ 08016.

FOURTH: The period of duration of the company shall be perpetual.

FIFTH: THE EFFECTIVE DATE SHALL BE APRIL 2, 2006.

Executed on March 3, 2006

Cindy Rashed Reilly, Organizer

/s/ Cindy Rashed Reilly
Organizer

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